FIRST AMENDMENT TO PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to that certain Purchase Agreement (the “Original Agreement”), dated as of September 30, 2006, by and among Emerge Capital Corp., a Delaware Corporation (the “Purchaser”), Kipling Holdings, Inc., a Delaware corporation (the “Company”) and Timothy J. Connolly, an individual and the holder of one hundred percent (100%) of the capital stock of the Company (the “Selling Shareholder”, and together with The Purchaser and the Company, the “Parties”) is dated and made effective as of October 5, 2006.

RECITALS:

WHEREAS, pursuant to the Original Agreement, the Selling Shareholder sold to the Purchaser, and the Purchaser purchased from the Selling Shareholder, one hundred percent (100%) of the total issued and outstanding capital stock of the Company in exchange for (a) the Purchaser’s assumption of all of the liabilities of the Company, (b) the Purchaser expanding the Existing Anti-Dilution Rights (as such term is defined in the Original Agreement) in favor of the Selling Shareholder and (c) a nominal cash amount equal to the direct costs incurred by the Selling Shareholder in connection with the Original Agreement, on the terms and conditions set forth therein; and

WHEREAS, pursuant to the Original Agreement (a) the Selling Shareholder shall, within five (5) business days following the Closing Date (as such term is defined in the Original Agreement) relinquish all Existing Dilution Rights (as such term is defined therein) by delivering those shares of the Purchaser’s Series B preferred stock held by the Selling Shareholder and the Selling Shareholder’s spouse and (b) the Purchaser shall, within five (5) days following the execution of the Original Agreement, file with the Secretary of State of the State of Delaware the Certificate of Designation (as such term is defined in the Original Agreement) and receive confirmation from the State of the effectiveness of such Certificate of Designation; and

WHEREAS, the Parties desire to amend the Original Agreement to extend the time in which (a) the Selling Shareholder shall relinquish its Existing Dilution Rights and (b) the Purchaser shall file the Certificate of Designation as is more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein and in the Employment Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT:

1. Amendment to Section 1.2 of the Original Agreement. The Original Agreement is hereby amended by deleting Section 1.2 therein in its entirety and by inserting in lieu thereof the following:

“1.2 Additional Dilution Rights. As partial consideration for the acquisition by the Purchaser of all of the outstanding capital stock of the Company in accordance with Section 1.1(b) above, within fifteen (15) business days following the Closing Date (as defined below), the Selling Shareholder shall relinquish all Existing Anti-Dilution Rights by delivering to the Purchaser those shares of Emerge Series B Preferred held by the Emerge Shareholders and, in exchange therefore, the Purchaser shall issue and deliver to the Emerge Shareholders, in the denominations set forth opposite each Emerge Shareholder’s name on Schedule A attached hereto, shares of its convertible Series D preferred stock, par value $0.01 per share (the “Emerge Series D Preferred”). The Emerge Series D Preferred shares will have substantially the same powers, designations, preferences and relative, participating, optional and other special rights as the Emerge Series B Preferred except that holders of Emerge Series D Preferred will receive those additional anti-dilution rights (the “Additional Anti-Dilution Rights”) set forth in Section 4 of that certain Certificate of Designation of Emerge Series D Preferred Stock (the “Certificate of Designation”) in the form attached hereto as Exhibit A. Upon the satisfaction of those obligations set forth in Section 1.4.4 (a) and (b) herein the Emerge Series B Preferred shall be cancelled and be of no further force or effect.”

2. Amendment to Section 1.4.3 of the Original Agreement. The Original Agreement is hereby amended by deleting Section 1.4.3 therein in its entirety and by inserting in lieu thereof the following:

“1.4.3 Within fifteen (15) business days following the execution of this Agreement, the Purchaser shall file with the Secretary of State of the State of Delaware the Certificate of Designation and receive confirmation from the State of the effectiveness of such Certificate of Designation.”

3. Full Force and Effect. Except as expressly amended herein, all other terms and provisions of the Original Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

4. Counterparts. This Amendment may be executed in one (1) or more counterparts, each of which such counterparts shall be deemed an original and all of which together shall constitute one and the same Amendment.

5. Further Amendments. The Original Agreement shall further be amended wherever appropriate to reflect the changes indicated above.

6. Recitals. The Recitals hereto are hereby incorporated into this Amendment as if fully stated herein.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto agree that any claim, suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be submitted for adjudication exclusively in any state or federal court sitting in Houston, Texas and each party hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. Each party (a) waives any objection which it may have that such court is not a convenient forum for any such adjudication, (b) agrees and consents to the personal jurisdiction of such court with respect to any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby and (c) agrees that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally or served by certified mail or other form of substituted service, as provided under the rules of practice of such court.

8. Opportunity to Hire Counsel; Role of Kirkpatrick & Lockhart Nicholson Graham LLP. The Selling Shareholder and the Company expressly acknowledge that they have been advised and have been given an opportunity to hire counsel with respect to this Amendment and the transactions contemplated hereby. The Selling Shareholder and the Company further acknowledge that the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP did not provide them with any legal advice with respect to the transactions contemplated by this Agreement. The Selling Shareholder and the Company further acknowledge that the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP has solely represented the Purchaser in connection with this Agreement and the transactions contemplated hereby and no other person.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first written above.

Purchaser:

Emerge Capital Corp.

By: /s/ Pete Shukis
Name: Pete Shukis
Title: Controller

Company:

Kipling Holdings, Inc.

By: /s/ Timothy J. Connolly
Name: Timothy J. Connolly
Title: Chief Executive Officer

Selling Shareholder:

Timothy J. Connolly, an Individual

By: /s/ Timothy J. Connolly
Name: Timothy J. Connolly